EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com

Income Opportunity Realty Investors, Inc. Reports 2005 Results

DALLAS (March 31, 2006) -- Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income of $1.4 million or $0.33 per share for the twelve months ended December 31, 2005, compared to $5.4 million and $1.30 per share for the same period in 2004. 2004 results included net income from discontinued operations of $5.5 million, on $1.29 per share.

Key items for the twelve months ended December 31, 2005, compared to the same period in 2004 included:

  Rents were $6.4 million in 2005 and $5.9 million in 2004. The increase is due to a combination of increased occupancy as well as increased rental rates.

  Operating expenses were $3.4 million in 2005 and $3.1 million in 2004. The increase is due to slightly higher rental expenses and general and administrative costs.

  Interest income was $4.1 million in 2005 and $3.3 million in 2004. The increase is due to a full year of interest in 2005 for notes acquired during the first half of 2004 and $218,000 interest on a $7.0 million loan made in August 2005 to Transcontinental Realty Investors, Inc., a related party.

  Interest expense was $3.6 million in both 2005 and 2004.

  Depreciation expense was $691,000 in 2005 and $740,000 in 2004. The decrease was due to the sale of properties in 2004 as well as fully depreciated tenant improvements in 2005 and 2004.

  The advisory fee to affiliate was $738,000 in 2005 and $741,000 in 2004 and the net income fee was $109,000 in 2005 as compared to $440,000 in 2004.

  General and administrative expense was $615,000 in 2005 and $563,000 in 2004. The increase was due principally to professional fees paid in 2005.

  Equity losses in partnerships were $57,000 in 2005 and $3,000 in 2004. IORI is a non-controlling partner in two partnerships.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED SATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
	(dollars in thousands)
Property revenue
Rents and other property revenues	$ 6,447	$ 5,905	$ 5,224

Operating expenses:
Property operations	3,388	3,129	3,331
Depreciation and amortization	691	740	816
General and administrative	615	563	779
Advisory fees	738	741	424
Total operating expenses	5,432	5,173	5,350

Operating income (loss)	1,015	732	(126)

Other income (expense):
Interest income	4,135	3,325	626
Mortgage and loan interest	(3,569)	(3,570)	(1,812)
Provision for asset impairment	--	--	(848)
Recovery of loss provision on receivable from related party	--	--	1,569
Net income fee	(109)	(440)	(109)
Total other income(expense)	457	(685)	(574)

Loss before gain on land sales, equity in earnings of investees and minority interest	1,472	47	(700)

Equity in earnings (loss) of investees	(57)	(3)	(7)
Minority interests	(38)	--	--

Net income (loss) from continuing operations	1,377	44	(707)

Income from discontinued operations	--	5,384	2,053

Net income	$ 1,377	$ 5,428	$ 1,346

Earnings per share
Net income (loss) from continuing operations	$ 0.33	$ 0.01	$ (0.16)
Discontinued operations	--	1.29	0.47
Net income	$ 0.33	$ 1.30	$ 0.31
Weighted average Common shares used in computing earnings per share	4,168,035	4,168,035	4,316,835

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
	(dollars in thousands)
Assets
Real estate held for investment	$ 35,083	$ 34,988
Less--accumulated depreciation	(4,311)	(3,620)
	30,772	31,368

Notes and interest receivable	63,230	54,911
Investment in real estate partnerships	547	604
Cash and cash equivalents	201	399
Receivables from affiliates	1,853	261
Other assets	2,738	3,095
	$ 99,341	$ 90,638

Liabilities and Stockholders' Equity
Liabilities
Notes and interest payable	$ 52,817	$ 44,571
Payables to affiliates	--	1,248
Other liabilities	1,344	1,529
	54,161	47,348

Commitments and contingencies

Minority interest	513	--

Stockholders' equity
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,168,035 shares in 2005 and in 2004	42	42
Paid-in capital	61,955	61,955
Accumulated deficit	(17,330)	(18,707)
	44,667	43,290
	$ 99,341	$ 90,638